Exhibit 10.1

 ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the "Agreement") dated as of December 11, 2008, between Percipio Biosciences, Inc., a Delaware corporation (the "Purchaser"), and Oxis International, Inc., a Delaware corporation (the "Seller").

RECITALS

WHEREAS, the Seller desires to sell and the Purchaser desires to purchase certain assets, properties, and rights of the Seller;

NOW, THEREFORE, in consideration of the covenants, agreements, representations, and warranties contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; PURCHASE PRICE; CLOSING

1.1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein) the Seller shall sell, transfer, convey, assign, and deliver to the Purchaser, and the Purchaser shall purchase, acquire, and accept from the Seller, the following assets (the "Transferred Assets"):

(a) All of the Seller's right, title, and interest in and to the assay kit and research product manufacturing and sales business (such rights hereinafter referred to as the "Oxis Assay Division"), including but not limited to the items described in Schedules A and B.

1.2. Excluded Assets. Notwithstanding any other provision of this Agreement, the Seller shall retain and shall not transfer to Purchaser any rights, title, and interest related to any other business activity of Seller other than that of the Oxis Assay Division including, but not limited to, the Seller will retain all rights, title, and interest related to Seller’s ability to market and sell nutraceutical or therapeutic products, such as with, but not limited to, the sale of ergothioneine or superoxide dismutase as a nutraceutical or therapeutic product.

1.3. No Assumption of Liabilities or Obligations. Notwithstanding anything to the contrary (such as Schedule B) in this Agreement, the Purchaser shall not assume any liabilities or obligations of the Seller and nothing herein shall be construed as imposing any liability or obligation upon the Purchaser other than those specifically provided for herein.

1.4. Purchase Price.

(a) Purchase Price. The aggregate consideration for the Transferred Assets shall be Two Hundred Fifty Thousand Dollars ($250,000) (the "Purchase Price") payable to the Seller by the Purchaser as described in Section 1.4(b).

(b) Payment. At the Closing, the Purchaser shall issue and deliver to the Seller a secured promissory note (the "Note") in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000), bearing interest at 6%, substantially in the form attached hereto as Exhibit A.

1.5. Allocation of Purchase Price. The Purchase Price shall be allocated among the Transferred Assets in the manner set forth in a schedule to be delivered by the Purchaser to the Seller on or before the Closing Date. Neither the Purchaser nor the Seller shall, in connection with any tax return, any refund claim, any litigation or investigation or otherwise, take any position with respect to the allocation of the Purchase Price which is inconsistent with the manner of allocation provided in such schedule.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as otherwise set forth in the schedules attached to this Agreement by reference to specific sections of this Agreement (hereinafter collectively referred to as the "Disclosure Schedule"), the Seller represents and warrants to the Purchaser as set forth below:

2.1. Organization and Good Standing.

(a) Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation and is in good standing in every jurisdiction in which the conduct of its business requires it to be so qualified. Certified copies of the Certificate of Incorporation and the By-Laws of the Seller and all amendments thereto as presently in effect have been delivered to the Purchaser and are complete and correct as of the date hereof.

2.2. Authorization, etc. The Seller has full corporate power and authority to enter into this Agreement, all exhibits and schedules hereto, and all agreements contemplated herein (this Agreement and all such exhibits, schedules, and other agreements being collectively referred to herein as the "Acquisition Documents"), to perform its obligations hereunder and thereunder, to transfer the Transferred Assets, and to carry out the transactions contemplated hereby and thereby. The Board of Directors of the Seller has taken, or will take before the Closing Date, all actions required by law, its Certificate of Incorporation, its By-Laws or otherwise to authorize (i) the execution and delivery of this Agreement and the other Acquisition Documents, and (ii) the performance of its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Seller and upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of the Seller, the remaining Acquisition Documents will have been duly executed and delivered by the Seller, and this Agreement is and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of the Seller enforceable according to their terms, except (a) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium general principle, or similar laws now or hereafter in effect relating to creditors' rights and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

2.3. Title to Transferred Assets. The Seller owns and has good and marketable title to all Transferred Assets, free and clear of all Liens.

2.4. Title to Properties; Absence of Liens and Encumbrances. The Seller has good and marketable title to or a valid leasehold interest in all of its properties and assets, tangible and intangible, free and clear of all Liens except for (i) Liens for current taxes not yet due and payable, and (ii) such other minor imperfections of title and encumbrances, if any, that do not, in the aggregate, have a material adverse effect on the business, assets, or financial condition of the Seller (collectively hereinafter referred to as the "Permitted Liens"). There is no material asset used or required by the Seller in the conduct of its business which is not owned by the Seller or licensed or leased to it.

  2.5. Leases. Seller’s Assay Division is currently operated at facility space that is leased to Seller at 323 Vintage Park Park Drive, Foster City, California.  Seller is not current in lease payments.

2.6.  Intentionally Omitted.

2.7. No Violation. None of (i) the execution and delivery of this Agreement or any of the other Acquisition Documents by the Seller, (ii) the performance by the Seller of its obligations hereunder or thereunder, (iii) the consummation of the transactions contemplated hereby or thereby after the Closing, will (A) violate any provision of the Certificate of Incorporation or By-Laws of the Seller; (B) violate, or be in conflict with, or constitute a default under or breach of, or permit the termination of, or cause the acceleration of the maturity of, any indenture, mortgage, contract, commitment, debt or obligation of the Seller, which violation, conflict, default, breach, termination, or acceleration, either individually or in the aggregate with all other such violations, conflicts, defaults, breaches, terminations, and accelerations, would have a material adverse effect on the operations, business, assets, or financial condition or the Seller or the Transferred Assets; (C) require the consent of any other party to or result in the creation or imposition of any Lien upon any property or assets of the Seller or the Transferred Assets under any indenture, mortgage contract, commitment, debt or obligation of or to which the Seller is a party or by which the Seller is bound; (D) violate any statute, law, judgment, decree, order, regulation, or rule of any court or governmental authority to which the Seller or the Transferred Assets is subject; or (E) result in the loss of any material license, privilege, or certificate benefiting the Seller.

2.8. Consents and Approvals of Governmental Authorities. No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution, delivery, and performance of this Agreement or any of the other Acquisition Documents by the Seller.

2.9. Financial Statements.

(a) Delivery. The Seller has delivered to the Purchaser true and complete copies of audited financial statements including balance sheets, statements of operations and retained earnings, and statements of changes in financial position, as of and for the 2007 financial year (the "Audited Financials") as well as its unaudited financial statements, including balance sheets, statements of operations and retained earnings, and statements of changes in financial position, as of and for the six-month period ending June 30, 2008 (such unaudited financial statements of the Seller and any notes thereto being hereinafter referred to as the Seller's "Financial Statements" or, in the case of the Seller's balance sheet, the "Balance Sheet"), and bank statements that detail all account activity of Seller since September 1st, 2008 (the “Bank Statements).

(b) Accuracy. The Audited Financials, Financial Statements, and Bank Statements are true and correct and fairly present the financial condition of the Seller as of the respective dates thereof and the results of operations of the Seller for the periods then ended in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved.

2.10 Absence of Certain Changes. Since October 1st, the Seller has not:

(i) suffered any material adverse change in its working capital, condition, financial or otherwise, assets, liabilities, reserves, business operations, or prospects, other than a slowdown in sales;

(ii) suffered any damage, destruction, or loss, whether covered by insurance or not, materially adversely affecting its business operations, or prospects, assets, or condition, financial or otherwise;

(iii) permitted or allowed any of its property or assets (real, personal, or mixed, tangible or intangible) to be subjected to any mortgage, pledge, security interest, conditional sale, or other title retention agreement, encumbrance, lien, easement, claim, right of way, warrant, option, or charge of any kind (individually and collectively hereinafter referred to as a "Lien"), except Permitted Liens;

(iv) created or incurred any liability (fixed, absolute, accrued, contingent, or otherwise) except for unsecured current liabilities incurred for other than money borrowed, and liabilities under contracts entered into in the ordinary course of business and for amounts and for terms consistent with past practice;

(v) cancelled or compromised any debts, or waived or permitted to lapse, any material claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal, or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(vi) transferred or granted any concessions, leases, licenses, or agreements with respect to or disposed of or permitted to lapse any rights to the use of any patent, registered trademark, servicemark, trade name, or copyright material to the business of the Seller (all of which are listed on Schedule A), or disposed of or disclosed to any person any material, trade secret, formula, process, or know-how not theretofore a matter of public knowledge;

(vii) entered into any material commitment or transaction not in the ordinary course of business and consistent with past practice or made any capital expenditures or commitments for any additions to property, plant, or equipment that in the aggregate exceed Five Hundred Dollars ($500);

(viii) paid, loaned, or advanced any amount to, or sold, purchased, transferred, or leased any properties or assets (real, personal, or mixed, tangible or intangible) to or from, or entered into any agreement or arrangement with, any of its officers, directors, or employees, or any family member of any of its officers, directors, or employees, or any corporation or other entity controlled by, controlling, or under common control with it, or any partner, officer, director or employee of any such corporation or other entity, or any such individual's family members;

 (ix) made any acquisition or disposition of assets except in the ordinary course of business, consistent with past practice;

(x) introduced any material change with respect to the operation of its business, including, without limitation, its method of accounting,  the discounting of accounts receivable, or the failure to promptly pay suppliers, service providers, or employees;

(xi) except for sales of inventories in the ordinary course of business, sold or otherwise disposed of, or entered into or agreed to enter into any agreement or other arrangement to sell or otherwise dispose of, any of its assets, properties, or rights or any agreement or other arrangement which requires the consent of any party to the transfer and assignment of any such assets, properties, or rights;

(xii) paid or agreed to pay any bonus or extraordinary payment to any employee or changed or agreed to change in any material respect the compensation of any employee; or

(xiii) agreed, whether in writing or otherwise, to take any action described in this Section 2.10.

2.11. Patents, Trademarks, and Internet Domain Names. The Seller owns, is licensed, or otherwise has the full right to use all patents, trademarks, and internet domain names used in the business of the Oxis Assay Division as currently conducted and listed in Schedule A.  The Seller has the sole and exclusive right to use its patents, trademarks, and internet domain names identified in Schedule A hereto, and no consent of any third party is required for the use thereof by the Seller upon completion of the transfer of the Transferred Assets.  No claims have been asserted by any person to the use of any such patents, trademarks, and internet domain names, and the Seller knows of no valid basis for any such claims. The Seller has not received any notice or is aware of any facts or alleged facts indicating that the use of such patents, trademarks, and internet domain names by the Seller infringes on the rights of any other person. No additional proprietary rights other than those listed on Schedule C hereto are necessary or material to the conduct of the business of the Seller.

2.12. Litigation.  To the best knowledge of the Seller, no state of facts exists or has existed that would constitute grounds for the institution of any actions, claims, proceedings, and investigations ("Actions"), including without limitation Actions for personal injuries, products liability, or breach of warranty arising from products sold by the Seller, pending or threatened against the Seller, any properties or rights of the Seller against the Seller or against any properties or rights of the Seller or the transactions contemplated by this Agreement or any other Acquisition Document. The Seller is not subject to any judgment, order, or decree entered in any lawsuit or proceeding that has materially adversely affected, or that can reasonably be expected to materially adversely affect, the transactions contemplated by this Agreement, the Seller, or the Transferred Assets, including, without limitation, the Seller's business practices and its ability to acquire any property or conduct business in any way.

2.13. Tax Returns and Payments. All of the tax returns and reports of the Seller or respecting the operations of the Seller required by law to be filed on or before the date hereof have been duly and timely filed and all taxes shown as due thereon have been paid. There are in effect no waivers of any applicable statute of limitations related to such returns. No liability for any tax will be imposed upon the Transferred Assets or the Seller or its assets with respect to any period before the Closing Date for which there is not an adequate reserve reflected in the balance sheet. The provisions of this Section 2.13 shall include, without limiting the generality of this Section, all reports, returns, and payments due under all federal, state, or local laws or regulations relating to income, sales, use and withholding taxes, withholding obligations, unemployment insurance, Social Security, workers' compensation and other obligations of the same or of a similar nature. The Seller is not subject to any open audit in respect of its taxes, no deficiency assessment or proposed adjustment for taxes is pending, and the Seller has no knowledge of any liability, whether or not proposed, for any tax with respect to any period through the date hereof to be imposed upon any of its properties or assets for which there is not an adequate reserve reflected in its respective Balance Sheets.

2.14. Insurance. The Seller maintains (i) a complete and accurate description of the Seller's self-insurance practices and items covered by such self-insurance and (ii) a complete list of all material policies of fire, liability, workers' compensation and other forms of insurance owned or held by or for the benefit of the Seller (collectively, the "Insurance Policies"). The Seller has delivered to the Purchaser true and complete copies of the Insurance Policies, along with copies of all past Insurance Policies reasonably available after due and diligent search. The Seller's tangible real and personal property and assets, whether owned or leased, are insured by reputable insurance companies licensed to do business in the state in which such property is located in such amounts customarily carried by comparable businesses, except to the extent that any failures to insure would not, in the event of a loss, have a material adverse effect upon the business of Seller. All such Insurance Policies are and will remain in full force and effect through the Closing Date and, to the best knowledge of the Seller, there is no notice of or basis for any modification, suspension, termination, or cancellation of any Insurance Policy.

2.16. Contracts and Commitments.

(a) Schedule C hereto contains a complete list of each contract and commitment of the Seller that is material to the operations, assets, business or financial condition of the Oxis Assay Division or that by its terms can reasonably be expected to require future payment by or to the Seller of One Hundred Dollars ($100) or more, including but not limited to the following:

(i) all employment contracts and commitments between the Seller and its employees, other than those terminable by the Seller at will and without payment or penalty;

(ii) all collective bargaining agreements and union contracts to which the Seller is a party;

(iii) all contracts or commitments, written or oral, with distributors, brokers, manufacturer's representatives, sales representatives, service or warranty representatives, customers, and other persons, firms, or corporations engaged in the sale or distribution of the Seller's products;

(iv) all purchase orders issued by the Seller in excess of Fifty Dollars ($50), all sales orders received by the Seller in excess of Fifty Dollars ($50) and all purchase or sales orders that call for delivery or performance on a date more than one year from the date of this Agreement;

(v) all contracts and arrangements between the Seller or any person or entity that controls, is controlled by, or is under common control with, the Seller or any family member of any such person (such entity or person, being hereinafter referred to as an "Affiliate");

(vi) all contracts and arrangements, written or oral, under which the Seller is either a bailor or bailee including without limitation contracts for the bailment of vehicles;

(vii) all agreements pursuant to which the Seller acquired the Oxis Assay Division; and

(viii) all other contracts and commitments of the Oxis Assay Division and instruments reflecting obligations for borrowed money or for other indebtedness or guarantees thereof.

(b) At the Purchaser's request, the Seller shall deliver or cause to be delivered to the Purchaser full and complete copies of the documents identified above and all such other agreements and instruments as the Purchaser may reasonably request.

(c) The Seller is not a party to any written agreement that would restrict it from carrying on any line of business anywhere in the world.

(d) Each of the contracts listed on Schedule C is valid and binding, and each of the contracts binding on the Seller (whether or not listed on Schedule C) has been entered into in the ordinary course of business, and none of the contracts binding on the Seller contains terms or conditions that are materially adverse to the Seller. Neither the Seller nor any other party hereto is in default under or in breach or violation of, and neither the Seller nor any other party hereto has received notice of any asserted claim of default by any other party under, or a breach or violation of, any of the contracts, agreements, and commitments described in this Section 2.16, including without limitation, any licensing or usage agreements with respect to the technology that the Seller now uses or currently intends and plans to use.

2.17. Distributors and Customers. To the Seller's best knowledge, it enjoys good working relationships under all of its distributor, sales representative, and similar agreements necessary to the normal operation of its business. The Seller has no knowledge or basis for knowledge that any customer or group of related customers (i.e., any customers who are directly or indirectly through one or more intermediaries under common control), who, for the fiscal year ended 2007 and during each of the two preceding fiscal years accounted for more than Fifty-Thousand Dollars ($50,000) in aggregate volume of gross sales of the Seller, has terminated or expects to terminate a material portion of its normal business with the Seller.

2.18. Fringe Benefit Plans.

(a) List of Plans. Schedule D contains a true and complete list and summary description of, and the Seller has delivered to the Purchaser true and complete copies of, each pension, retirement, profit-sharing, stock purchase, stock option, vacation, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement, or understanding, or medical, vision, dental, or other health plan, or life insurance or disability plan, or any other employee benefit plans, including, without limitation, any "employee benefit plan" as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether formal or informal, written or oral, to which the Seller contributes, or is a party, or is bound, or under which it may have liability, and under which employees or former employees of the Seller (or their beneficiaries) are eligible to participate or derive a benefit. Each employee benefit plan which is a "group health plan" as such term is defined in section 162(i)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), satisfies the applicable requirements of section 4980B of the Code. Except as described on Schedule 2.18, the Seller does not have the intention or commitment, whether legally binding or not, to create any additional plan, practice, or agreement, or to modify or change any existing plan, practice, or agreement that would affect any employee or terminated employee of the Seller, and benefits under all employee benefit plans are as represented and have not been and will not be increased after the date on which documents have been provided.

(b) Representations with Respect to Plans. Except as disclosed on Schedule D, the Seller does not sponsor, maintain, or contribute to any employee benefit plans within the meaning of section 3(3) of ERISA, which are subject to Title I of ERISA (the "ERISA Plans"). Each pension plan within the meaning of section 3(2) of ERISA ("Pension Plan") is identified on Schedule D. The following representations are made with regard to the ERISA Plans or the Pension Plans, if so limited:

(i) the Seller does not contribute to, or have an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, sponsor, or maintain, or at any time has sponsored or maintained, a multiemployer plan within the meaning of section 3(37) of ERISA and the Seller has not incurred any withdrawal liability, or suffered a "complete withdrawal" or a "partial withdrawal" with respect to a multiemployer plan;

(ii) the Pension Plans are qualified plans, have remained qualified under the Code since inception and have been determined by the Internal Revenue Service ("IRS") to be so qualified, and the IRS has taken no action to revoke such determination or qualification;

(iii) the Seller has, in all material respects, performed all obligations, whether arising by operation of law, contract, or past custom, required to be performed under or in connection with the ERISA Plans, and the Seller does not have any knowledge of any default or violation by any other party with respect to the ERISA Plans;

(iv) the Seller has complied in all material respects with ERISA, and, where applicable, the Code, regarding the ERISA Plans;

(v) all reports and disclosures relating to the ERISA Plans required to be filed with or furnished to governmental agencies, plan participants, or plan beneficiaries have been or will be filed or furnished in accordance with applicable law in a timely manner;

(vi) there are no Actions pending (other than routine claims for benefits) or, to the knowledge of the Seller threatened, against any ERISA Plan or against the assets funding any ERISA Plan;

(vii) full payment has been or will be made, in accordance with section 404(a)(6) of the Code, of all amounts which the Seller is required to pay under the terms of the Pension Plans as contributions to the Pension Plans as of the last day of the most recent plan year of the Pension Plans ended before the date of this Agreement, and neither the Pension Plans nor the trusts established thereunder have incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent plan year of the Pension Plans ended before the date of this Agreement;

(viii) the Seller maintains adequate accruals on its books to reflect accrued contributions to each of the Pension Plans for the current plan year and to reflect accrued medical and dental claims incurred, but not yet paid, under the terms of any ERISA Plan which is a welfare plan within the meaning of section 3(1) of ERISA (a "Welfare Plan");

(ix) no transaction has occurred with respect to the Pension Plans or the assets thereof which could result in the imposition on the Seller or the administrators or trustees under the Pension Plans, either directly or indirectly, of taxes or penalties imposed under section 4975 of the Code or section 502(i) of ERISA;

(x) with respect to the Pension Plans, regardless of whether such plans are subject to Title IV of ERISA, no termination or reportable event, as defined in section 4043(b) of ERISA has occurred or is anticipated to occur;

(xi) as of September 30th, 2008, the fair market value of assets of each Pension Plan which is a "defined benefit plan" as defined in section 3(35) of ERISA ("Defined Benefit Plan") equals or exceeds the aggregate present value of the accrued benefits thereunder of all participants, computed on a "plan termination basis," based upon actuarial assumptions which are reasonable in the aggregate;

(xii) other than applications for determination, no action is pending with respect to the Pension Plans before the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or before any state or local governmental agency;

(xiii) no act or omission constituting a breach of fiduciary duties has occurred with respect to the ERISA Plans or the assets thereof which could subject the Seller or the Purchaser, either directly or indirectly, to any liability;

(xiv) no liability under Title IV of ERISA has been incurred by the Seller since the effective date of ERISA, other than liability for premiums due to the PBGC which has been satisfied in full and the Seller does not know of any facts or circumstances which might give rise to any liability of the Seller under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against the Purchaser or the Seller by the PBGC;

(xv) the PBGC has not instituted any proceedings to terminate any of the Pension Plans; and

(xvi) each Welfare Plan is intended to meet currently applicable requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code, is in compliance with such requirements, and if applicable, with the requirements of sections 419 and 419A of the Code, and there is no disqualified benefit (as such term is defined in section 4976(a) of the Code) which would subject the Seller or the Purchaser to a tax under section 4976.

(c) Plan Documents. The Seller has delivered to the Purchaser and its counsel true and complete copies of (i) all documents governing the ERISA Plans, including all amendments thereto which will become effective at a later date, (ii) all agreements and arrangements listed on Schedule D, (iii) the latest IRS determination letter obtained with respect to each of the Pension Plans, (iv) Form 5500 for the most recent completed plan year for each of the ERISA Plans, together with all schedules forming a part thereof, (v) the most recent actuarial valuation for any Defined Benefit Plan, (vi) any form, other than Form 5500, required to be filed for the most recently completed plan year for any Defined Benefit Plan with any governmental agency, (vii) all summary plan descriptions relating to the ERISA Plans, (viii) the annuity contracts funding obligations of any Defined Benefit Plan, and (ix) all employment manuals.

2.19. Labor Relations. No employee of the Seller is represented by a labor union, and no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative. There are no matters pending before the National Labor Relations Board or any similar state or local labor agency, and the Seller is neither engaged in nor subject to any penalties or enforcement action in respect of any unfair labor practices, and the Seller believes that it enjoys good labor relations. There are no controversies or disputes pending between the Seller and any of its employees, except for such controversies and disputes as do not and will not, individually or in the aggregate, have a material adverse effect on its business, operations, assets, prospects, or condition, financial or otherwise.

2.20. Environmental Matters.

(a) For purposes of this Section 2.20, the property of the Seller shall mean such property whether now or in the past owned or leased by it. Additionally, for purposes of this Section 2.20, "Hazardous Substance" means (i) a "hazardous substance" as defined in 42 USC §9601(14), as amended from time to time, and all rules, regulations, and orders promulgated thereunder as in effect from time to time, (ii) "hazardous waste" as defined in 42 USC §6903(5), as amended from time to time, and all rules, regulations, and orders promulgated thereunder as in effect from time to time, (iii) if not included in (i) or (ii) above, "hazardous waste constituents" as defined in 40 CFR § 260.10, specifically including Appendix VII and VIII of Subpart D of 40 CFR § 261, as amended from time to time, and all rules, regulations, and orders promulgated thereunder as in effect from time to time, and (iv) "source," "special nuclear," or "by-product material" as defined in 42 USC §3011, et seq., as amended from time to time, and all rules, regulations, and orders promulgated thereunder as in effect from time to time. Further, "Requirements of Law" shall mean all applicable federal, state, local, or foreign laws, statutes, ordinances, rules, regulations, or court or administrative orders or processes, or arbitrator's orders or processes.

(b) The Seller is and has been in compliance with all Requirements of Law relating to Hazardous Substances and applicable to any of its properties. Without limiting the foregoing, (i) neither the operations of the Seller nor the development, manufacture, or sale of the processes, technology, results, or products of the Seller violate or have violated any Requirements of Law relating to air, soil, water, or noise pollution, or the production, storage, processing, utilization, labeling, transportation, disposal, emission, or other disposition of Hazardous Substances, and (ii) the Seller, or any current or former owner, occupant or operator of any property at any time owned, leased, or operated by the Seller, or any portion thereof, has never utilized any such property or any portion thereof in violation of any environmental Requirements of Law.

(c) No discharge, release, spillage, uncontrolled loss, seepage, or filtration of any Hazardous Substance or any fuel, gasoline, or other petroleum product or by-product has occurred at, upon, or under any property at any time owned, leased, or operated by the Seller in an amount that violates any Requirements of Law.

(d) The Seller does not utilize, store, dispose of, treat, generate, process, transport, release, or own any Hazardous Substance, nor has the Seller ever done so.

(e) The Seller has in a timely manner obtained all Licenses and filed all reports required to be filed under or pursuant to any applicable environmental Requirements of Law.

(f) No property at any time owned, leased, or operated by the Seller now contains, or, to the knowledge of the Seller, in the past has contained, any underground or aboveground tanks for the storage of any Hazardous Substance or fuel oil, gasoline, or any other petroleum product or by-product.

(g) The Seller has not received any notice of writs, injunctions, decrees, orders, or judgments outstanding, or suits, claims, actions, proceedings, or investigations instituted or threatened under any environmental Requirements of Law applicable to any of the properties at any time owned, leased, or operated by the Seller, including but not limited to any notice from any governmental authority or private or public entity advising the Seller that it is or is potentially responsible for response costs under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, with respect to a release or threatened release of Hazardous Substances.

(h) The Seller has not received notice of any violation of any environmental, zoning, worker safety, or land use Requirements of Law relating to the operation of the Seller or to any of the processes used or followed, results obtained, or products developed, made, or sold by the Seller including, without limitation, under CERCLA, the Toxic Substances Control Act of 1976, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, or the Occupational Safety and Health Act of 1970, as amended.

2.21. Compliance with Laws. The Seller is not in violation of, has not been charged with any violation of, or, to the best of its knowledge, is not under any investigation with respect to any charge concerning any violation of any Requirements of Law, in which such violation either singly or in the aggregate with other violations would have a material adverse effect upon the operations, assets, business or financial condition of the Seller. The Seller is not in default with respect to any order, writ, injunction, or decree of any court, agency, or instrumentality. Without limiting the generality of the foregoing, the Seller is in compliance with (A) all Requirements of Law promulgated by the Occupational Safety and Health Administration, and (B) all environmental Requirements of Law.

2.22. Licenses, Permits, and Authorizations. The Seller has all approvals, authorizations, consents, licenses, franchises, orders, and other permits (collectively, "Licenses") of (i) any governmental or regulatory agency, whether federal, state, local or foreign, and (ii) all trade or industry associations, required to permit it to conduct business for the Oxis Assay Division as presently conducted, all of which are in full force and effect. The Seller will provide to Acquirer all such Licenses required for the operation of the Oxis Assay Division.

2.23. Inventory. The inventories of the Seller reflected on its Balance Sheet are in good and merchantable condition and are suitable and usable or saleable in the ordinary course of business for the purposes intended, net of the reserves stated on the Seller's Balance Sheet. The value of the inventory set forth on the Seller's Balance Sheet (net of such reserves) was established in accordance with GAAP and with the Seller's inventory valuation and write-down policies so that the net value thereof stated on such Balance Sheet shall have been determined. The Seller has reasonable inventories to conduct its business consistent with past practices. There has been no material adverse change since June 30th, 2008 in the amount or condition of the inventories or the reserves with respect thereto.

2.24. Accounts Receivable. All accounts receivable of the Seller represent bona fide and valid claims arising in connection with sales of products by the Seller and, except to the extent of the reserves stated on the Seller's Balance Sheet, the Seller's accounts receivable are collectible and are not subject to any counterclaim or setoff. There has been no material adverse change since June 30th, 2008 in the amount, validity, or collectibility of the accounts receivable of the Seller from that stated on the Seller's Balance Sheet.  In addition, there has been no change in normal collection efforts, including but not limited to the discounting of accounts receivable prior to the Closing and since June 30th, 2008.

2.25. Property of Others. No shortage exists in (i) any inventory of raw material, work in progress, or finished goods owned by customers or suppliers of the Seller and stored upon its premises or otherwise, or (ii) any other item of personal property owned by another for which the Seller is accountable to another. Without limiting the foregoing, all items of personal property for which the Seller is accountable under any bailment agreement, consignment contract, loan program, or otherwise are fully accounted for with no shortages or missing or lost items, are in workable, usable, and saleable condition, and have suffered no damage or deterioration.

2.26. Disclosure of Confidential Information. The Seller has fully disclosed, or will disclose to the Purchaser, on or before the Closing Date, all processes, inventions, recipes, methods, formulas, plans, drawings, customer lists, secret information, recipes, and know-how (whether secret or not) known to them or in their possession and usable by the Seller in connection with its business as now conducted or proposed to be conducted.

2.27. Condition of tangible Assets. All of the facilities of the Seller and its equipment and other tangible assets are in good condition and repair (ordinary wear and tear excepted) and workable, usable, and adequate for the uses to which they have been put by the Seller in the ordinary course of business, and none of such facilities and none of such equipment or other tangible assets (exclusive of obsolete items no longer used in the Seller's business) is in need of other than routine maintenance or repair. The Seller has not received any notice of any violations of any Requirements of Law with respect to the Seller's properties or operations that have not been cured.

2.28. Product and Service Warranties. Seller will provide to Acquirer a true and complete description of all warranties to third parties with respect to all products manufactured, assembled, or sold by the Seller that have been in effect at any time over the last five years, except for warranties imposed by law.

2.29. Absence of Undisclosed Liabilities. The Seller does not have any material debt, liability, or obligation of any nature, whether known or unknown, or fixed, absolute, accrued, contingent, or otherwise, except those which (i) are accrued or reserved against in the Audited Financials or the Financial Statements, (ii) have been specifically disclosed in the Disclosure Schedule hereto by reference to the specific section of this Agreement to which such disclosure relates, or (iii) have been incurred since June 30th, 2008 in the ordinary course of business in amounts and for terms consistent, individually and in the aggregate, with the Seller's past practice.

2.30. Disclosure. No representation or warranty by the Seller in this Agreement or any of the other Acquisition Documents (including, without limitation, the Disclosure Schedule), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Seller that materially adversely affects, or that might in the future materially adversely affect, the operations, business, assets, properties, or condition, financial or otherwise, of the Seller that has not been set forth in this Agreement or the Disclosure Schedule.

2.31. Brokerage. No broker or finder has acted directly or indirectly for the Seller or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on the actions or statements of, or agreements, arrangements, or understandings made with the Seller or any of its Affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as set forth below:

3.1. Corporate Organization, etc. The Purchaser is on the date hereof, and will be on the Closing Date, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2. Authorization, etc. The Purchaser has full corporate power and authority to enter into this Agreement and the other Acquisition Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. The Board of

Directors of the Purchaser has taken, or will take before the Closing Date, all actions required by law, its Certificate of Incorporation, its By-Laws or otherwise to authorize (i) the execution and delivery of this Agreement and the other Acquisition Documents and (ii) the performance of its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Purchaser and, upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of the Purchaser, the remaining Acquisition Documents will have been duly executed and delivered by the Purchaser, and this Agreement is, and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of the Purchaser, enforceable according to their terms (A) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3. No Violation. None of (i) the execution and delivery of this Agreement or any other Acquisition Document by the Purchaser, (ii) the performance by the Purchaser of its obligations hereunder or thereunder, or (iii) the consummation of the transactions contemplated hereby or thereby will (A) violate any provision of the Certificate of Incorporation or By-Laws of the Purchaser, (B) violate, or be in conflict with, or permit the termination of, or constitute a default under or breach of, or cause the acceleration of the maturity of, any contract, debt, or other obligation of the Purchaser, which violation, conflict, default, breach, termination or acceleration, either individually or in the aggregate with all other such violations, conflicts, defaults, breaches, terminations and accelerations, would have a material adverse effect on the business, assets or financial condition of the Purchaser, (C) except as set forth in Schedule 3.3 hereof, require the consent of any other party to, or result in the creation or imposition of any Lien upon any property or assets of the Purchaser under any agreement or commitment to which the Purchaser is a party or by which the Purchaser is bound, or (D) to the best knowledge and belief of the Purchaser, violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority to which the Purchaser is subject.

3.4. Litigation. There is no action pending or, to the best knowledge and belief of the Purchaser, threatened against the Purchaser, or any properties or rights of the Purchaser, that questions or challenges the validity of this Agreement or any of the other Acquisition Documents, nor any action taken or to be taken by the Purchaser pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby and the Purchaser does not know of any such action, proceeding, or investigation that may be asserted.

3.5. Disclosure. No representation or warranty by the Purchaser in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein not misleading.

3.6. Brokerage. No broker or finder has acted directly or indirectly for the Purchaser or its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on the actions or statements of, or the agreements, arrangements, or understandings made with the Purchaser or its Affiliates.

ARTICLE IV

OBLIGATIONS OF THE PARTIES

The Seller hereby covenants and agrees with the Purchaser and the Purchaser hereby covenants and agrees with the Seller that:

4.1. Reasonable Access. The Seller shall or shall cause the Seller to afford the Purchaser and its counsel, accountants, and other authorized representatives reasonable access during normal business hours to its plants, properties, books and records that the Purchaser and its advisors may have the opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Seller.  The Seller shall furnish to the Purchaser any additional financial and operating data and other information as the Purchaser and its counsel, accountants, and other authorized representatives shall from time to time reasonably request. The Purchaser shall, upon reasonable request, provide the Seller, its counsel, accountants and other authorized representatives with such information concerning the Purchaser as may be reasonably necessary for the Seller to verify the Purchaser's performance of and compliance with its representations, warranties, and covenants herein contained.

4.2. Conduct Before Closing Date. Before the Closing Date, except as otherwise contemplated by this Agreement or as permitted by the prior written consent of the Purchaser, but without making any commitment on the Purchaser's behalf, the Seller shall:

(a) conduct its business and operations only in the ordinary course, including, without limitation, maintaining inventories of finished goods, taken as a whole, at levels consistent with past practice;

(b) maintain all of its properties and assets in good condition, working order, and repair (except for ordinary wear and tear);

(c) perform its obligations under all agreements binding upon it and maintain all of its Licenses in good standing;

(d) continue in effect the Insurance Policies (or similar coverage) referred to in Section 2.14 hereof;

(e) keep available the services of its current officers and employees;

(f) maintain and preserve the good will of the suppliers, customers, and others having business relations with it;

(g) before the Closing Date, consult with the Purchaser from time to time with respect to any actual or proposed material conduct of its business; and

(h) continue all capital expenditure programs in progress before the Closing Date.

4.3. Prohibited Transactions Before Closing Date.

Before the Closing Date, except as otherwise contemplated by this Agreement or permitted by the prior written consent of the Purchaser, the Seller shall not:

(a) become a party to any agreement which, if it had existed on the date hereof, would have come within the scope of the Disclosure Schedule pursuant to Section 2.16 hereof;

(b) do any of the things listed in Section 2.10 hereof;

(c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to its properties or business; or

(d) directly or indirectly, in any way, contact, initiate, enter into, or conduct any discussions or negotiations, or enter into any agreements, whether written or oral, with any person or entity with respect to the sale of any of the Seller's assets or shares of capital stock or a merger or consolidation of the Seller with any other entity or a sale of any of the other Transferred Assets.

4.4. Further Assurances. Before and after the Closing, each party hereto shall execute and deliver such instruments and take such other actions as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the other Acquisition Documents. Each party hereto shall use its best efforts to cause the transactions contemplated by this Agreement and the other Acquisition Documents to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of government agencies and third parties and to make all filings with and give all notices to government agencies and third parties that may be necessary or reasonably required to effect the transactions contemplated by this Agreement and the other Acquisition Documents. The Seller shall give prompt notice to the Purchaser, after receipt thereof by the Seller, of (i) any notice of, or other communication relating to, any default or event that, with notice or lapse of time or both, would become a default under any indenture, instrument, or agreement material to the Seller, to which the Seller is a party or by which the Seller is bound, and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and the other Acquisition Documents. Each corporate party shall deliver to the other appropriate evidence of the approval of its Board of Directors and stockholders (if required by law) of this Agreement, the other Acquisition Documents and the transactions contemplated hereby and thereby.

4.5. Confidentiality. Before and after the Closing, each party to this Agreement shall, and shall cause its officers, accountants, counsel, and other authorized representatives and affiliated parties, to hold in strict confidence and not use or disclose to any other party without the prior written consent of the other party, all information obtained from the other parties in connection with the transactions contemplated hereby, except such information may be used or disclosed (i) when required by any regulatory authorities or governmental agencies, (ii) if required by court order or decree or applicable law, (iii) if it is publicly available other than as a result of a breach of this Agreement, (iv) if it is otherwise contemplated herein, or (v) by the Purchaser from the date of this Agreement and after the Closing to the extent related to the Seller or the Transferred Assets.

ARTICLE V

CONDITIONS TO PURCHASER'S OBLIGATIONS

The obligation of the Purchaser under this Agreement to consummate the Closing on the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

5.1. Representations and Warranties True. The representations and warranties of the Seller contained herein, in the other Acquisition Documents (including, without limitation, all schedules and exhibits hereto and thereto) and in all certificates and documents delivered by the Seller shall be true and accurate as of the Closing Date, except for changes permitted or contemplated by this Agreement.

5.2. No Material Changes.

(a) No portion of the assets material to the operation of the business of the Seller shall, before the Closing Date, be damaged, destroyed, or taken by condemnation, whether or not covered by any Insurance Policy.

(b) After the date of this Agreement and before the Closing Date, the Seller shall have suffered or become bound by changes of any kind or nature that either individually or in the aggregate have a material adverse effect on its ability to continue its business operations.

(c) After the date of this Agreement, no material adverse change in the business, assets, or financial condition of the Seller shall have occurred and be continuing.

5.3. Performance. The Seller shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement or the other Acquisition Documents to be performed or complied with by them on or before the Closing Date, including, without limitation, those set forth in Articles 4.2 and 4.3.

5.4. Consents. All filings with and consents from government agencies and third parties required to consummate the transactions contemplated hereby and by the other Acquisition Documents shall have been made or obtained, except to the extent that making any such filing or obtaining any such consent has been waived in writing by the Purchaser or the failure to obtain any such consent or make any such filing would not have a material adverse effect on the assets, properties, operations, business, or condition, financial or otherwise, of the Seller or the transactions contemplated hereby or by the other Acquisition Documents.

5.5. Closing Documents. The Seller shall have delivered, or caused to be delivered to the Purchaser, the documents and instruments described below.

 (a) Certified copies of the resolutions adopted by the Boards of Directors of the Seller, or by appropriate committees thereof, authorizing this Agreement and the other Acquisition Documents and the transactions contemplated hereby and thereby.

(b) Certificates of the Secretary of State of each of the states in which the Seller is qualified to transact business as a foreign corporation, respecting the good standing of the Seller in each such jurisdiction.

 (c) Such other documents, instruments, or certificates as shall be reasonably requested by the Purchaser or its counsel, including, without limitation, financial records and bank statements necessary to ensure compliance with this Agreement.

5.6. Environmental Report. If the Purchaser shall choose at its expense to retain an environmental consulting firm to render an environmental audit report respecting the Seller and such firm renders a report that details violations of federal, state, or local environmental Requirements of Law, the Seller shall have cured or shall have caused the Seller to cure such violations or the Purchaser shall have waived such compliance with this Section 5.6; provided, however, that the Seller shall not be obligated to cure any such violation.

5.7. Certificates of the Seller. The Seller shall have furnished such certificates of its officers and others as may reasonably be required by the Purchaser to evidence compliance with the conditions set forth in this Article 5.

ARTICLE VI

CONDITIONS TO SELLER'S OBLIGATIONS

The obligation of the Seller under this Agreement to consummate the Closing on the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions.

6.1. Representations and Warranties True. The representations and warranties of the Purchaser contained herein, in the other Acquisition Documents (including, without limitation, all schedules and exhibits hereto and thereto), and in all certificates and documents delivered by the Purchaser, shall be true and accurate as of the Closing Date, except for changes permitted or contemplated by this Agreement.

6.2. Performance. The Purchaser shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.3. Consents. All filings with and consents from government agencies required to consummate the transactions contemplated hereby shall have been made or obtained unless the failure to obtain any such consent or make any such filing would not have an adverse effect on the assets, properties, operations, business or conditions, financial or otherwise, of the Seller or the transactions contemplated hereby or by any other Acquisition Document.

6.4. Certificates. The Purchaser shall have furnished such certificates of its officers to evidence compliance with the conditions set forth in this Article 6 as may be reasonably requested by the Seller.

6.5. Closing Documents. The Purchaser shall have delivered or caused to be delivered to the Seller the documents and instruments described below.

(a) The Note as provided in Section 1.4(b).

(b) A copy of the resolutions adopted by the Board of Directors of the Purchaser authorizing this Agreement and the other Acquisition Documents and the transactions contemplated hereby and thereby.

ARTICLE VII

CLOSING; CLOSING DATE

7.1. Closing. The closing (the "Closing") will be held at Nine (9) a.m. at the offices of Oxis International, Inc. on Wednesday, December 3rd, or at such other time and place as the parties hereto may mutually agree upon (the "Closing Date"), at which Closing the documents and instruments referred to in Articles V and VI hereof will be delivered by the parties.

ARTICLE VIII

CERTAIN POST-CLOSING COVENANTS

8.1. Access. Subsequent to the Closing Date, the Purchaser shall, at the Seller's expense, permit the Seller, from time to time, to inspect and copy such books of account and other records of the Seller and to utilize the services of the Purchaser's or the Seller's employees, all as may be necessary or convenient to enable the Seller to prepare and file tax returns. Until the seventh anniversary of the Closing Date, the Purchaser shall not and shall not permit the Seller, without the prior written consent of the Seller or its successors in interest, to destroy or dispose of any such records. Notwithstanding any of the foregoing, no covenant contained in this Section 8.1 on the part of the Purchaser is intended to, and nothing herein shall be construed to, benefit or confer any rights upon any person, firm, or corporation other than the Seller.

8.2. Use of Oxis Assay Division. Commencing on the Closing Date, the Seller shall, and shall cause all of its Affiliates, to cease using the Oxis Assay Division as a company name, trademark, or in any other manner.

ARTICLE IX

INDEMNIFICATION

9.1. Survival. Notwithstanding (i) the making of this Agreement, (ii) any examination made by or on behalf of the parties hereto, and (iii) the Closing hereunder, (A) the representations and warranties of the parties contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith shall survive until the 2nd anniversary of the Closing Date, except for the representations and warranties made in Section 2.20 hereof (Environmental Matters), and Section 2.13 hereof (Tax Returns and Payments), which in each case, shall survive until expiration of the applicable statute of limitations for the underlying cause of action and (B) the covenants and agreements required to be performed after the Closing pursuant to any provision of this Agreement, including this Article 9, shall survive until fully performed or fulfilled. No action for indemnification pursuant to Sections 9.2(c) or 9.3(c) may be brought after the applicable expiration date, provided, however, that if before such date one party hereto has notified the other party hereto of a claim for indemnity hereunder (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance herewith.

9.2. Indemnification by the Seller. The Seller, its successors, and assigns shall indemnify and hold the Purchaser and its successors and assigns harmless in respect of any and all claims, losses, damages, liabilities, and expenses (including, without limitation, settlement costs and reasonable legal, reasonable accounting, and other reasonable expenses in connection therewith) (collectively, the "Damages") incurred by the Purchaser and its successors and assigns in connection with each and all of the following however limited to the purchase price of $250,000 dollars, except for intentional wrongdoing or willful negligence by Seller.

(a) Any claim by any person or other entity for any broker's or finder's fee or similar fee charged for commission that arises from any action, statement, or commitment made by the Seller or its agents or Affiliates.

(b) Any breach or other failure to perform any covenant, agreement, or obligation of the Seller contained in this Agreement, any other Acquisition Document or any other instrument, including all certificates, contemplated hereby or thereby.

(c) Any breach of any representation or warranty by the Seller contained in this Agreement, any other Acquisition Document or any other instrument, including all certificates, contemplated hereby or thereby, but only to the extent that the Damages arising in connection with all such breaches exceed One Thousand ($1,000) Dollars in the aggregate.

(d) Any damages with respect to taxes based on or arising from the income, assets, capital, operations, or activities of any member (other than the Seller) of the group of corporations at any time controlled by or under common control with the Seller.

(e) Any breach or other failure to perform fully before the Closing Date any agreement that is required to be disclosed pursuant to Section 2.16(a) hereof.

(f) Any damages (including, without limitation, costs of response, removal, remediation, investigation, corrective action, property damage, personal injury, economic loss, damage to natural resources, health assessments and health studies, settlement, interest accruing on recoverable amounts, penalties, and reasonable attorneys' fees) accruing to the Purchaser or the Business from the operations of the Seller, or the operations of the Business before the Closing Date, including (i) remedial work, monitoring, removal or other costs and expenses associated with environmental matters with respect to any Hazardous Substances required by any environmental Requirements of Law, (ii) injury, disease, or death of any person (including any employee, former employee, agent, or representative of any subcontractor of the Seller) arising out of any environmental matters, or (iii) any damage to any property arising out of any environmental matters.

(g) Any liability to employees or to third parties for personal injury or death or damage to property arising out of or occurring in connection with products sold or services rendered by the Seller on or before the Closing Date in excess of, not covered by, and not deductible from the Insurance Policies.

(h) All claims made by former or current employees of the Seller alleging the occurrence of, or arising out of, an allegation relating to any breach of any fiduciary obligation before the Closing Date under any employee benefit plan listed on Schedule 2.18 hereto.

9.3. Indemnification by the Purchaser. The Purchaser and its successors and assigns shall indemnify the Seller and its successors and assigns in respect of any and all Damages incurred by the Seller and its successors and assigns in connection with each and all of the following.

(a) The claim by any person for any broker's or finder's fee or similar fee charged for commission that arises from any actions, statements, or commitments made by the Purchaser or its agents or Affiliates.

(b) The breach or other failure to perform any covenant, agreement, or obligation of the Purchaser contained in this Agreement or any other Acquisition Document or any other instrument, including all certificates contemplated hereby or thereby.

(c) Any breach of any representation or warranty by the Purchaser contained in this Agreement or any other Acquisition Document or any other instrument, including all certificates, contemplated hereby or thereby but only to the extent that the Damages arising in connection with such breaches exceed One Thousand ($1,000) Dollars in the aggregate.

9.4. Notice and Defense of Claim. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall provide written notice to the other party (the "Indemnifying Party") within 60 (sixty) days of becoming aware of the right to indemnification and, as expeditiously as possible thereafter, the facts constituting the basis for such claim. In connection with any claim giving rise to indemnity hereunder, resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such claim or legal proceeding with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall not be obligated to, defend against such claim or litigation in such manner as it may deem appropriate including, but not limited to, settling such claim or litigation, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Damages resulting therefrom.

ARTICLE X

TERMINATION

10.1. Termination. This Agreement may be terminated at any time before the Closing Date:

(a) by mutual consent of the Purchaser and the Seller;

(b) by either the Purchaser or the Seller if the Closing has not occurred on or before Friday, December 5th, 2008, provided that this provision shall not be available to the party who fails or refuses to consummate the transactions contemplated herein or to take any other action referred to herein as necessary to consummate the transactions contemplated hereby in breach of such party's obligations contained herein; and

(c) by either the Purchaser or the Seller if there has been a material breach on the part of the other party in any material representation, warranty or covenant set forth in this Agreement that is not cured within ten (10) business days after such other party has been notified of the intent to terminate this Agreement pursuant to this clause 10.1(c).

10.2. Effect of Termination. In the event of termination of this Agreement as expressly permitted under Section 10.1 hereof, this Agreement shall forthwith become void (except for this Section 10.2 and Sections 2.26, 11.2, and 11.4 hereof) and there shall be no liability on the part of either the Seller, the Purchaser, or their respective officers, directors or Affiliates; provided, however, if such termination occurs pursuant to Section 10.1(c) and resulted from the material misrepresentation or material breach by a party of the covenants of such party contained in this Agreement, such party shall be fully liable for any and all Damages sustained or incurred as a result of such breach. In the event of termination hereunder before the Closing, each party shall return promptly to the other Party all documents, work papers, and other material of the other party furnished or made available to such party or its representatives or agents and all copies thereof.

ARTICLE XI

OTHER AGREEMENTS

11.1. Amendment and Modification; Waiver of Compliance. Subject to the applicable law, this Agreement may be amended, modified, and supplemented only by written agreement signed by the Purchaser and the Seller. Any failure by any party to this Agreement to comply with any obligation, covenant, agreement, or condition contained herein may be expressly waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.1.

11.2. Fees and Expenses. Except as otherwise provided herein, each of the parties hereto will pay its own fees and expenses (including attorneys' and accountants' fees, legal costs, and expenses) incurred in connection with this Agreement, the other Acquisition Documents and the consummation of the transactions contemplated hereby and thereby.

11.3. Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by hand, overnight courier, or mailed certified or registered mail with postage prepaid as follows.

(a). If to the Purchaser, to:

Attention:

Robert Brooke

President, Percipio Biosciences, Inc.

[Address]

 (b). If to the Seller, to:

Oxis International, Inc.
Attn: Maurice Spitz, Chief Executive Officer
323 Vintage Park Drive, Suite B
Foster City, California 94404
Fax: 650-212-2569

or at such other address as shall have been furnished to the other party in writing.  All such notices and other written communications shall be effective:  (a) if mailed, five days after mailing; (b) if delivered, upon delivery; and (c) if sent via facsimile, upon confirmation of receipt.

11.4. Public Announcements. Neither the Purchaser nor the Seller nor the representatives of any of them shall make any public announcement with respect to this Agreement, the other Acquisition Documents, or the transactions contemplated hereby or thereby without the prior written consent of the other parties, except as otherwise required by federal, state or local law.

11.5. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of all the other parties.

11.6. Governing Law.  This Agreement shall be deemed to be a contract made under the laws of the State of Delaware  and shall be governed by, and construed in accordance with, the laws of the  State of Delaware, without giving effect to the principles of conflicts of law.  If either party shall commence an action or proceeding to enforce any provision of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

11.7. Waivers and Amendments; Cumulative Remedies.  Neither any provision of this Agreement nor any performance hereunder may be waived orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver or discharge is sought.  No right or remedy conferred upon the parties under this Note is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection herewith, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and/or now or hereafter existing at law or in equity or otherwise.

     11.8.  Severability.  If any provision of this Note is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction.

JURY WAIVER.  THE BORROWER BY EXECUTION, AND THE HOLDER BY ACCEPTANCE, HEREOF EACH CONSENT THAT IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS NOTE, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS NOTE, THE PERFORMANCE OF THIS NOTE, OR THE RELATIONSHIP CREATED BY THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.  ANY PARTY MAY

FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS NOTE WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS NOTE OF THE WAIVER OF THEIR RIGHT TO A TRIAL BY JURY.

      11.9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10. Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.11. Entire Agreement. This Agreement, including the Disclosure Schedule, the exhibits hereto and other documents referred to herein which form a part hereof, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter, including, by way of illustration and not by limitation, any term sheet agreed to by the parties hereto prior to the date hereof. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to herein.

11.12. Definitional Provisions. All terms defined in this Agreement shall have such defined meanings when used in any exhibit, schedule, or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

IN WITNESS, the parties hereto have caused this Agreement to be duly executed on the day and year first above stated.

OXIS INTERNATIONAL, INC.

By: /s/ Maurice Spitz

Name: Maurice Spitz

Title: Chief Executive Officer

PERCIPIO BIOSCIENCES, INC.

By: /s/ Robert Brooke

Name: Robert Brooke

Title: President

Schedule A - List of Sale Assets, including Trademarks, Trade Names, Patents, and Internet Domain Names

Domain names:
Oxisresearch.com

Patents:
U.S. Patent 5726063 – Method of Colorimetric Analysis of Malonic Dialdehyde and 4-hydroxy-2-enaldehydes as indexes of lipid peroxidation, kits for carrying out said method, substituted indoles for use in said method and their preparation

U.S. Patent 5543298 – Method for assaying the SOD activity by using a self-oxidizable compound necessary for its implementation, self-oxidizable compounds and preparation thereof

U.S. Patent 6235495 – Methods for the Quantitation of in vivo levels of oxidized glutathione

U.S. Patent 5861262 – Method of the specific immunoassay of human plasma glutathione peroxidase, kit for its implementation, oligopeptides and antibodies specific for the method

Trademarks:
U.S. Serial No.             U.S. Registration No.                                    Mark
76066857                                2570845                                           Oxis Research
74015799                                1693839                                           Bioxytech

Schedule B - List of Additional Sale Items

Any and all derivations, continuations, and international patent applications or other intellectual property rights related to the patents and trademarks owned by Seller and shown in Schedule A.

Any and all sales and marketing information, including correspondence, contracts, reports, catalogs, and records containing information on marketing efforts, distributor networks, and past or current sales or marketing efforts related to the Oxis Assay Division, including but not limited to recent catalogs, technical support files, advertisements, brochures, and website material, which may be in physical or electronic form.

Any and all accounting information, including correspondence, contracts, reports, and records containing information on the billing and accounting related to the Oxis Assay Division, including but not limited to all past and current invoices from suppliers and to customers, bank account information, which may be in physical or electronic form.

Any and all operations information, including correspondence, contracts, reports, and records containing information related to the Oxis Assay Division, including but not limited to information related to personnel, OEM contracts, supplier contracts, which may be in physical or electronic form.

Any and all property of the company used by the Oxis Assay Division, including but not limited to the office equipment, lab equipment, inventory, and raw materials or supplies used in the manufacture or shipping of products.

Rights to any and all accounts receivable related to the Oxis Assay Division.

Obligations to liabilities and contracts directly related to the Oxis Assay Division, including payroll, employment contracts, OEM contracts, supplier contracts, customer contracts, and licensing, which are disclosed in Schedule C, and to the extent each are transferable.

Rights to occupy its facility at 323 Vintage Park Park Drive, Foster City, California, to the extent permitted by Seller’s lease agreement.

Schedule C – Contracts and Commitments (Excluding Leases)

Payee	Amount	Comments
Sigma Aldrich Inc.	$10,059.53	In-house kits
Thermo Fisher Scientific	$3,604.00	OEM
Biocheck, Inc.	$15,280.00	OEM
Oxford Biomedical Research	$5,060.00	OEM
Hycult Biotechnology	$19,367.66	OEM; $15,030 Euros
Fisher Scientific	$9,020.28	In-house kits
GenOx	$7,544.00	Payable 12/24/2008
	$69,935.47	Total

Schedule D – Pension Plan – if so, please disclose
401K Plan
The company maintains a 401K plan.

Exhibit A
Form of Secured Promissory Note